SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Confidential,  for  Use  of the  Commission  Only  (as  permitted  by  Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant toss. 240.14a-11(c) orss. 240.14a-12

                             VINA Technologies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                                       N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a 6(i)(1) and 0 11.

     1)   Title of each Class of securities to which transaction applies:

          ---------------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     4)   Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------

     5)   Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

          ---------------------------------------------------------------------

     2)   Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------

     3)   Filing Party:

     4)   Date Filed: April 25, 2002

                             VINA Technologies, Inc.
                               39745 Eureka Drive
                            Newark, California 94560
                                 (510) 492-0800



                                                            ______________, 2002


Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of VINA Technologies, Inc. that will be held on [______], 2002, at 10:00 A.M., at the Company's offices at 39745 Eureka Drive, Newark, California.

     The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

     After reading the Proxy Statement, please mark, date, sign and return, at an early date, the enclosed proxy in the enclosed prepaid envelope, to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

     A copy of the Company's 2001 Annual Report to Stockholders is also enclosed.

     The Board of Directors and management look forward to seeing you at the meeting.

                              Sincerely yours,



                              Stanley E. Kazmierczak
                              Vice President, Finance and Administration, Chief Financial Officer and Secretary

                             VINA TECHNOLOGIES, INC.


                                 ---------------

                    Notice of Annual Meeting of Stockholders
                            to be held [______], 2002

                                 ---------------


To the Stockholders of VINA Technologies, Inc.:

     The Annual Meeting of Stockholders of VINA Technologies, Inc., a Delaware corporation (the "Company"), will be held at the Company's offices at 39745 Eureka Drive, Newark, California, on [_________], 2002, at 10:00 A.M., Pacific Daylight Time, for the following purposes:

     1. To elect two Class II directors to serve until the 2005 Annual Meeting of Stockholders and until their successors are elected and qualified;

     2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors;

     3. To consider and vote upon proposals to amend the Company's Restated Certificate of Incorporation to effect, alternatively, as determined by the Board of Directors in its discretion, a 1-for-4 reverse stock split, 1-for-5 reverse stock split or 1-for-6 reverse stock split of the issued and outstanding shares of the Company's common stock; and

     4. To transact such other business as may properly come before the Annual Meeting and any adjournment of the Annual Meeting.

     Only stockholders of record at the close of business on April 12, 2002, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available during normal business hours at the Secretary's office, 39745 Eureka Drive, Newark, California, for ten days before the meeting.

     It is important that your shares are represented at this meeting. Even if you plan to attend the meeting, we hope that you will promptly mark, sign, date and return the enclosed proxy. This will not limit your right to attend or vote at the meeting.

                               By Order of the Board of Directors



                              Stanley E. Kazmierczak
                              Vice President, Finance and Administration, Chief Financial Officer and Secretary

____________ ____, 2002

                             VINA TECHNOLOGIES, INC.
                               39745 Eureka Drive
                            Newark, California 94560
                                 ---------------

                                 PROXY STATEMENT
                                 ---------------


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of VINA Technologies, Inc., a Delaware corporation ("VINA" or the "Company"), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders of the Company to be held at the Company's offices at 39745 Eureka Drive, Newark, California, on [______], 2002, at 10:00 A.M., Pacific Daylight Time, and any postponement or adjournment thereof (the "Annual Meeting"). The shares represented by the proxies received in response to this solicitation and not properly revoked will be voted at the Annual Meeting in accordance with the instructions therein. A stockholder who has given a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder by means of the ballot on the proxy, the shares will be voted accordingly. If no choice is specified, the shares will be voted "FOR" the election of the nominees for director listed in this Proxy Statement and "FOR" approval of each of Proposals 2, 3, 4 and 5 referred to in the Notice of Annual Meeting and described in this Proxy Statement.

     Stockholders of record at the close of business on April 12, 2002 (the "Record Date"), are entitled to vote at the Annual Meeting. As of the close of business on that date, the Company had 62,251,771 shares of common stock, $.0001 par value per share (the "Common Stock"), outstanding. The presence in person or by proxy of the holders of a majority of the Company's outstanding shares constitutes a quorum for the transaction of business at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share held as of the Record Date.

     Directors are elected by a plurality vote. The two nominees for director who receive the most votes cast in their favor will be elected to serve as a director. Proposal 2 submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Proposals 3, 4 and 5 submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of a majority of the outstanding shares of the Company. Abstentions with respect to any proposal are treated as shares present or represented and entitled to vote on that proposal and thus have the same effect as negative votes. If a broker which is the record holder of shares indicates on a proxy that it does not have discretionary authority to vote on a particular proposal as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to a particular proposal, these non-voted shares will be counted for quorum purposes but are not deemed to be present or represented for purposes of determining whether stockholder approval of that proposal has been obtained.

         The expense of printing, mailing proxy materials and solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Common Stock.

     This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about [___________], 2002.

                                   IMPORTANT

  ---------------------------------------------------------------------------
  Please mark, sign and date the enclosed proxy and return it at your earliest convenience in the enclosed postage-prepaid return envelope so that, whether you intend to be present at the Annual Meeting or not, your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.
  ---------------------------------------------------------------------------

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

Nominee

     The Company has three classes of directors serving staggered three-year terms. Class I consists of three directors; Class II consists of two directors, and Class III currently consists of one director. Two Class II directors are to be elected at the Annual Meeting to serve until the 2005 Annual Meeting and until their respective successors have been elected and qualified or until such directors' earlier resignation, removal from office, death or incapacity. The terms of the Class I and Class III directors expire in 2004 and 2003, respectively. Frank J. Marshall resigned as a director of the Company in April 2001. This resignation created a vacancy on the Board of Directors that was filled by the remaining directors with the appointment of Paul Scott as a director in September 2001. Steven M. Bauman resigned as President and Chief Executive Officer of the Company and as a director on April 1, 2002 but will remain as an employee of the Company until April 30, 2002. Shares represented by the enclosed proxy cannot be voted for a greater number of persons than the number of nominees named.

     Unless authority to vote for directors is withheld, it is intended that the shares represented by the enclosed proxy will be voted for the election of John
F. Malone and W. Michael West, both of whom are currently members of the Board of Directors. Each of the nominees has been nominated as a Class II director by the Board of Directors. In the event any of such nominees becomes unable or unwilling to accept nomination or election, the shares represented by the enclosed proxy will be voted for the election of such other nominee as the Board of Directors may select. The Board of Directors has no reason to believe that any such nominee will be unable or unwilling to serve.

     There are no family relationships among the Company's executive officers or directors.

     Set forth below is information regarding the nominees for Class II director.

        Name of Nominee                       Age          Position
        ---------------                       ---          --------

        John F. Malone ....................   54           Director

        W. Michael West ...................   51           Director and
                                                           Interim Chief
                                                           Executive Officer

     John F. Malone, age 54, has served as a director since January 1997. Mr. Malone has been President and Chief Executive Officer of The Eastern Management Group, a management consulting firm supplying professional services to major communications companies since April 1979. Mr. Malone worked at AT&T where he developed corporate strategy and managed sales and marketing organizations from Ohio to New York.

     W. Michael West, age 51, has served as Chairman of the Board of Directors since June 1999, and on April 1, 2002, was appointed by the Board of Directors to serve as Interim Chief Executive Officer of the Company. He served as Executive Vice President for Lucent Technologies from September 1997 to January 1998. Mr. West was President, Chief Operating Officer and a director of Octel Communications from January 1995 to August 1997, after having served as Executive Vice President from September 1986 to January 1995. Mr. West held multiple positions with Rolm Corporation from 1979 to September 1986, most recently as General Manager of the National Sales Division. Mr. West currently serves as a director of Media Arts Group, Inc.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION AS DIRECTOR OF THE NOMINEES SET FORTH ABOVE.

     Set forth below is information regarding the other directors of the Company whose terms of office continue after the Annual Meeting.

Class I

     Jeffrey M. Drazan, age 43, has served as a director since June 1996. Mr. Drazan has been a General Partner of Sierra Ventures since 1984. He currently serves on the board of directors of Evolve Software, Inc.

     Paul Scott, age 48, has served as a director since September 2001. Mr. Scott has been Senior Vice President of Worldwide Sales of Nuance Communications, Inc. since February 2000. Mr. Scott served as Senior Vice President, Sales of Lucent Technologies, Octel Messaging Division from 1996 until February 2000. Mr. Scott served as Vice President, Sales of Octel Communications Corporation, a voice-messaging manufacturer from 1992 until 1996. He previously held various sales management positions at Octel Communications.

     Joshua W. Soske, age 42, has served as a director since the Company's inception and was one of the Company's founders. Mr. Soske served as the Company's President and Chief Executive Officer from inception until August 1999 and as Executive Vice President and Chief Technology Officer from August 1999 until July 2001. He has been President and founder of International Design and Research, a communications consulting firm that provides management, architectural design and contract manufacturing services dealing primarily with telephone, data network, and television technologies since March 1979.

Class III

     Philip J. Quigley, age 59, has served as a director since April 1998. Mr. Quigley was Chairman, President, and Chief Executive Officer of Pacific Telesis Group, a telecommunications holding company, from April 1994 until his retirement in December 1997. Mr. Quigley previously served as President and Chief Executive Officer of Pacific Bell, Executive Vice President and Chief Operating Officer of PacTel Corporation, and Chief Executive Officer of PacTel Personal Communications. Mr. Quigley serves as a director of Wells Fargo & Company and Nuance Communications, Inc. and as an advisory director of Thomas Weisel Partners LLC.

Board Meetings and Committees

     The Board of Directors held four meetings and acted by unanimous written consent two times during 2001. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such directors serve.

     The Board of Directors has the following two standing committees: a Compensation Committee and an Audit Committee.

     The members of the Compensation  Committee are Jeffrey M. Drazan and Philip
J. Quigley. Steven M. Bauman was a non-voting member of the Compensation Committee until his resignation as President and Chief Executive Officer and member of the Board of Directors of the Company on April 1, 2002. The Compensation Committee held two meetings and acted by unanimous written consent ten times during 2001. The Compensation Committee's primary functions are to assist in the implementation of, and provide recommendations with respect to, general and specific compensation policies and practices of the Company, particularly as they related to the Company's executive officers, and to administer the Company's 2000 Stock Incentive Plan and 2000 Employee Stock Purchase Plan (the "2000 Stock Plans").

     The members of the Audit Committee are John F. Malone, Philip J. Quigley and Paul Scott. Paul Scott was appointed to the Audit Committee in September 2001 following the resignation of Frank J. Marshall as a director and member of the committee. The Audit Committee's primary functions are to review the scope of the annual audit, monitor the independent auditors' relationship with the Company, advise and assist the Board of Directors in evaluating the independent auditors' examination, provide oversight of the Company's financial and accounting organization and financial reporting, meet with the independent auditors and management to discuss and review financial statements, and nominate, for approval of the Board of Directors, a firm of certified public accountants whose duty it is to audit the financial records of the Company for the fiscal year for which it is appointed. The Audit Committee held five meetings during 2001.

Compensation of Directors

     Except as otherwise described below, members of the Board of Directors do not receive cash compensation for service on the Board of Directors. Directors are reimbursed for their reasonable expenses in connection with their attendance at Board and committee meetings. Directors are also eligible to receive stock options under the Company's 2000 Stock Incentive Plan. Under the 2000 Stock Incentive Plan, each new non-employee director, on his or her first business day after election to the Board of Directors, will receive an option to purchase 30,000 shares of the Company's Common Stock at the fair market value on the date of the grant. These options vest over a four year period, with one-fourth vesting on the first anniversary of the option grant with the remainder vesting monthly thereafter. In addition, each non-employee director who continues to serve on the Board of Directors at the conclusion of the annual meeting of stockholders will receive an option to purchase 7,500 shares of Common Stock.

     W. Michael West is paid an annual salary of $100,000 for his services as chairman of the Board of Directors. In connection with Mr. West joining the Board of Directors in June 1999, VINA sold 800,000 shares of Common Stock to Mr. West at a price of $0.60 a share. These shares are subject to a right of repurchase in favor of VINA that expires after a four-year period in the event that Mr. West's services to VINA cease. In April 2001, Mr. West was also granted an option to purchase 400,000 shares of VINA's Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of the grant. The options are immediately exercisable and vest over a four year period, however, the purchased shares are subject to repurchase by VINA in the event Mr. West's service terminates prior to the shares vesting. In addition, John F. Malone was paid a total of $5,000 in fiscal year 2001 for his services on the Board of Directors. VINA does not currently pay any cash compensation to any non-employee director for services on the Board of Directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of March 31, 2002 as to shares of the Common Stock beneficially owned by: (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each of the Company's executive officers named under "Executive Compensation--Summary Compensation Table," and (iv) all directors and executive officers of the Company as a group. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be.


                                                                      Shares     Percentage
                                                                   Beneficially  Beneficially
                                                                    Owned (1)     Owned (1)
                                                                    ---------     ---------
Entities affiliated with London Pacific Assurance Limited (2) (3)    3,044,402      4.9%
Entities affiliated with Sierra Ventures V, L.P. (4) (5) ........   38,521,749     56.2%+
Steven M. Bauman (6) ............................................    2,343,742      3.7%
Joshua W. Soske (7) .............................................    1,759,341      2.8%
W. Michael West (8) .............................................    1,616,015      2.6%
Jeffrey M. Drazan (9) ...........................................   38,798,227     56.5%+
John F. Malone (10) .............................................      187,500        *
Philip J. Quigley (11) ..........................................      349,063        *
Paul Scott (12) .................................................       30,000        *
Stanley E. Kazmierczak (13) .....................................      612,000        *
Thomas J. Barsi (14) ............................................      560,000        *
C. Reid Thomas (15) .............................................      508,198        *
T. Diane Pewitt (16) ............................................      575,841        *


                                        3

All directors and executive officers as a group (12 persons) ....   47,992,493     70.6%

----------------

*    Less than 1%.

+ On October 17, 2001, Mr. Jeffrey M. Drazan, Sierra Ventures VII, L.P. and Sierra Ventures Associates VII, LLC, and several of their affiliates that own shares of Common Stock, entered into a stockholders' agreement with VINA, which generally restricts the discretionary voting of more than 35% of the Company's outstanding shares of Common Stock by Sierra Ventures and its affiliates until October 19, 2011.

(1) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the notes to this table.

(2) The address of the principal place of business of London Pacific Assurance Limited is Minden House, 6 Minden Place, St. Helier, Jersey, Channel Islands.

(3) According to Schedule 13G dated January 9, 2002, filed jointly by London Pacific Life & Annuity Company ("LPLAC"), LPIMC Insurance Marketing Services ("LPIMC"), Berkeley International Capital Limited ("BICL"), and London Pacific Assurance Limited ("LPAL"), LPLAC, LPIMC, BICL and LPAL own collectively 3,044,402 shares. LPLAC is the beneficial owner of, with sole dispositive and voting power for, 535,715 shares. LPIMC is the beneficial owner of, with sole dispositive and voting power for, 100,000 shares. BICL is the beneficial owner of, with sole dispositive and voting power for, 178,571 shares. LPAL is the beneficial owner of, with sole dispositive and voting power for, 2,230,116 shares.

(4) The address of the principal place of business of Sierra Ventures V, L.P. is 3000 Sand Hill Road, Building Four, Suite 210, Menlo Park, California 94025.

(5) According to Schedule 13G dated February 14, 2001, filed jointly by Sierra Ventures V, L.P., SV Associates V, L.P. Sierra Ventures VI, L.P. and SV Associates VI, L.P., Sierra Ventures V, L.P. and SV Associates V, L.P. own collectively 8,591,484 shares and Sierra Ventures VI, L.P. and SV Associates VI, L.P. own collectively 1,621,506 shares. Sierra Ventures V, L.P. and SV Associates V, L.P. are currently the beneficial owners of, and share voting and dispositive power for, 8,591,484 shares. Sierra Ventures VI, L.P. and SV Associates VI, L.P. are currently the beneficial owners of, and share voting and dispositive power for, 1,621,506 shares. Also includes 72,922 shares held by SV Associates VI, as nominee for its general partners; 21,061,317 shares and 6,085,000 shares subject to warrants exercisable within 60 days after December 31, 2001 held by Sierra Ventures VII, L.P.; and 874,520 shares and 215,000 shares subject to warrants exercisable within 60 days after December 31, 2001 held by Sierra Ventures Associates VII, LLC, as nominee for its members.

(6) Includes 1,584,000 shares subject to options exercisable within 60 days of March 31, 2002. Also includes 75,000 shares subject to warrants exercisable within 60 days of March 31, 2002 and 584,742 shares held by Steven M. & Ina
     U. Bauman Trust, and 100,000 shares held by Mr. Bauman's adult children. Mr. Bauman resigned from his positions as an executive officer of the Company and a member of the Board of Directors on April 1, 2002.

(7) Includes 315,657 shares subject to options exercisable within 60 days of March 31, 2002. Also includes 125,986 shares held by the Joshua and Kristen Rogers Soske Intervivos Trust.

(8) Includes 400,000 shares subject to options exercisable within 60 days of March 31, 2002. Also includes 75,000 shares subject to warrants exercisable within 60 days of March 31, 2002 and 234,765 shares held by The West 1991 Revocable Trust and 100,000 shares held by W. Michael West and Sandra K. West.

(9) Includes 107,500 shares subject to options exercisable within 60 days of March 31, 2002. Also includes 21,061,317 shares and 6,085,000 shares subject to warrants exercisable within 60 days of March 31, 2002 held by Sierra Ventures VII, L.P. and 874,520 shares and 215,000 shares subject to warrants exercisable within 60 days of March 31, 2002 held by Sierra Ventures Associates VII, LLC, as nominee for its members. Also includes 8,591,484 shares held by Sierra Ventures V, L.P. and 1,621,506 shares held by Sierra Ventures VI, L.P. and 72,922 shares held by SV Associates VI, as nominee for its general partners. Jeffrey M. Drazan is a general partner of SV Associates V, L.P., a general partner of SV Associates VI, L.P. and is a manager of Sierra Ventures Associates VII, LLC which is the general partner of Sierra Ventures VII, L.P. He is also a director of the Company. Other than 47,286 shares owned by SV Associates VI, as nominee for its general partners, 413,786 shares and 100,000 shares subject to warrants exercisable within 60 days of March 31, 2002 held by Sierra Ventures Associates VII, LLC, as nominee for its members, Mr. Drazan disclaims beneficial ownership of the shares held by the Sierra Ventures entities, except to the extent of his pecuniary interest in these shares.

(10) Represents 187,500 shares subject to options exercisable within 60 days of March 31, 2002.

(11) Includes 107,500 shares subject to options exercisable within 60 days of March 31, 2002. Also includes 154,107 shares held by the Quigley Family Trust. Mr. Quigley is the Trustee of the Quigley Family Trust, and is a director of the Company. Mr. Quigley disclaims beneficial ownership of the shares held by the Quigley Family Trust.

(12) Represents 30,000 shares subject to options exercisable within 60 days of March 31, 2002.

(13) Includes 219,000 shares subject to options exercisable within 60 days of March 31, 2002. Also includes 20,000 shares held by The Christin Kazmierczak Grantor Retained Annuity Trust and 20,000 shares owned by The Stanley Kazmierczak Grantor Retained Annuity Trust.

(14) Includes 268,500 shares subject to options exercisable within 60 days of March 31, 2002.

(15) Includes 440,000 shares subject to options exercisable within 60 days of March 31, 2002. Also includes 15,000 shares subject to warrants exercisable within 60 days of March 31, 2002.

(16) Includes 224,000 shares subject to options exercisable within 60 days of March 31, 2002.

                             EXECUTIVE COMPENSATION

     The following table sets forth compensation for services rendered in all capacities to the Company for the fiscal years ended December 31, 2001, 2000 and 1999, of (i) the Company's Chief Executive Officer and (ii) the Company's five other most highly compensated executive officers whose total annual salary and bonus for fiscal year 2001 exceeded $100,000 (the "Named Officers").

                           Summary Compensation Table

                               Annual Compensation

                                                                                             Long Term
                                                                             Other         Compensation
                                                                             Annual         Securities         All
                                                                Bonus     Compensation      Underlying        Other
      Name and Principal Position         Year   Salary ($)     ($)(1)         ($)           Options       Compensation
----------------------------------------- ----   ----------   --------    ------------     ------------    -------------
Steven M. Bauman (2)....................  2001     $ 240,000  $       -  $         -                 -        $       -
     President and Chief Executive        2000       200,000     35,417            -         2,034,000                -
     Officer                              1999        71,279    100,000            -                 -                -

Stanley E. Kazmierczak (3)..............  2001       185,000          -            -                 -          162 (4)
     Vice President, Finance and          2000       175,000     52,500            -           612,000                -
     Administration, Chief Financial      1999        84,247          -            -                 -                -
     Officer and Secretary

Thomas J. Barsi.........................  2001       170,000          -            -                 -          114 (5)
     Vice President, Business             2000       160,191     48,000            -           268,000                -
     Development and Marketing            1999       113,995     54,614            -                 -                -
     Communications

C. Reid Thomas (6)......................  2001       190,592          -   139,424(7)                 -          135 (9)
     Executive Vice President, Sales      2000       104,616     85,686    77,830(8)           440,000                -
     and Product Marketing

T. Diane Pewitt (10)....................  2001       199,679          -            -                 -         288 (11)
     Executive Vice President,            2000       144,577     65,500            -           574,000                -
     Operations

Joshua W. Soske (12)....................  2001   214,867(13)          -            -                 -       36,191(14)
     Executive Vice President and Chief   2000       183,333     55,000            -           496,000                -
     Technical Officer                    1999       175,000          -            -                 -                -


----------------
(1)  Includes amounts paid pursuant to VINA's bonus plan.
(2) Mr. Bauman joined VINA in August 1999. On April 1, 2002, Mr. Bauman resigned as President and Chief Executive Officer and from the Board of Directors of the Company but will remain as an employee of the Company until April 30, 2002.
(3)  Mr. Kazmierczak joined VINA in June 1999.
(4) Represents amount paid by VINA for life insurance on behalf of Mr. Kazmierczak.
(5)  Represents amount paid by VINA for life insurance on behalf of Mr. Barsi.
(6)  Mr. Thomas joined VINA in April 2000.
(7)  Represents amount earned as sales commission by Mr. Thomas.
(8)  Represents payments made for relocation allowances on behalf of Mr. Thomas.
(9)  Represents amount paid by VINA for life insurance on behalf of Mr. Thomas.
(10) Ms. Pewitt joined VINA in March 2000.
(11) Represents amount paid by VINA for life insurance on behalf of Ms. Pewitt.
(12) Mr. Soske resigned from his position as an executive officer of VINA in July 2001.
(13) Includes $92,500 paid to Mr. Soske in connection with his resignation as an executive officer of VINA.

(14) Represents $36,089 paid to Mr. Soske for consulting services pursuant to his independent contractor agreement with VINA and $102 paid for life insurance by VINA on behalf of Mr. Soske.

     The following tables set forth certain information as of December 31, 2001, and for the fiscal year then ended with respect to stock options granted to and exercised by the individuals named in the Summary Compensation Table above.



                                                   Option Grants in 2001                         Potential Realizable
                                                                                                   Value at Assumed
                                                                                                 Annual Rates of Stock
                                                                                                Price Appreciation for
                                                   Individual Grants                                Option Term (5)
------------------------------------ ------------- ---------------------------------------- --------------------------------
                                      Number of    % of Total
                                      Securities     Options
                                      Underlying    Granted to
                                       Options     Employees in       Exercise
                                       Granted     Fiscal Year        Price     Expiration
          Name                          (#)(1)         (2)           ($/Sh)(3)   Date (4)          5% ($)          10% ($)
------------------------------------ ------------- ------------- ------------ ------------- --------------- ----------------

Steven M. Bauman..................      124,000       2.2%          $1.563       3/27/11         $121,887         $308,886

Stanley E. Kazmierczak............       74,000       2.2            1.563       3/27/11           72,739          184,335
                                         50,000                      1.030       8/06/11           32,388           82,077
Thomas J. Barsi...................       48,000       1.8            1.563       3/27/11           47,182          119,568
                                         50,000                      1.030       8/06/11           32,388           82,077
C. Reid Thomas....................       50,000       1.8            1.563       3/27/11           49,148          124,550
                                         50,000                      1.030       8/06/11           32,388           82,077
T. Diane Pewitt...................      124,000       3.1            1.563       3/27/11          121,887          308,886
                                         50,000                      1.030       8/06/11           32,388           82,077
Joshua W. Soske...................        6,000       0.1            1.563       3/27/11            5,897           14,946


-------------------------------

(1) Except as otherwise provided below, all stock options granted are exercisable in full immediately, but the shares received upon exercise are subject to repurchase by VINA. VINA's right to repurchase lapses as to 25% of the shares covered by the respective options on the first anniversary of the date of the grant, and lapses ratably on a monthly basis thereafter, with the repurchase right terminating in full on the fourth anniversary of the date of the grant. Of the options granted in 2001, 24,000 options granted to Mr. Bauman, 24,000 options granted to Mr. Kazmierczak, 18,000 options granted to Mr. Barsi, 24,000 options granted to Ms. Pewitt and 6,000 options granted to Mr. Soske were granted pursuant to VINA's executive bonus plan and vest in full on the seventh anniversary of the date of grant.

(2) In 2001, VINA granted employees, directors and consultants options to purchase 6,570,934 shares of VINA's Common Stock.

(3) The exercise price on the date of grant was equal to 100% of the fair market value on the date of grant.

(4) The options have a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(5) The 5% and 10% assumed rates of appreciation are suggested by the rules of the Securities and Exchange Commission and do not represent VINA's estimate or projection of the future Common Stock price. There can be no assurance that any of the values reflected in the table will be achieved.

                 Aggregate Option Exercises in Last Fiscal Year
                         And 2001 Year End Option Values


                                                                         Number of Securities
                                                                        Underlying Unexercised    Value of Unexercised
                                                                             Options at          In-the-Money Options at
                                                                        December 31, 2001 (#)     December 31, 2001 ($)(3)
                                                                            Exercisable/             Exercisable/
      Name                  Shares Acquired          Value                 Unexercisable            Unexercisable
      ----                  on Exercise (#)(1)     Realized ($)(2)        ---------------           -------------
                            ------------------     ---------------
Steven M. Bauman .............       0                      0              1,584,000/0               $290,400/0

Stanley E. Kazmierczak........       0                      0                219,000/0                 15,300/0

Thomas J. Barsi ..............       0                      0                268,500/0                 67,595/0

C. Reid Thomas ...............       0                      0                440,000/0                 10,500/0

T. Diane Pewitt ..............       0                      0                224,000/0                 10,500/0

Joshua W. Soske .............. 320,000               $380,800                610,200/0                183,928/0


---------------------------

(1) The shares acquired upon exercise are subject to a right of repurchase by VINA. VINA's right to repurchase lapses as to 25% of the shares covered by the respective options on the first anniversary of the date of the grant, and lapses ratably on a monthly basis thereafter, with the repurchase right terminating in full on the fourth anniversary of the date of the grant.
(2) Calculated on the basis of the fair market value of the underlying securities at the exercise date minus the exercise price.
(3) Calculated on the basis of the fair market value of the underlying securities at December 31, 2001 ($1.24 per share) minus the exercise price.

Compensation Arrangements

     Steven M. Bauman, the Company's former President and Chief Executive Officer and member of the Board of Directors, was a party to an offer letter with VINA dated August 16, 1999. Pursuant to the offer letter, VINA agreed to pay Mr. Bauman an initial annual salary of $200,000. In addition, Mr. Bauman was eligible to receive an incentive bonus equal to fifty percent (50%) of his base salary based on his performance. This bonus was guaranteed in his first year with VINA. Mr. Bauman was also given an option to purchase 1,660,000 shares of VINA's Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of the grant. The options were immediately exercisable and vest over a four year period, however, the purchased shares are subject to repurchase by VINA in the event Mr. Bauman's service terminates prior to the shares vesting. Mr. Bauman resigned as President and Chief Executive Officer and as a member of the Board of Directors of the Company on April 1, 2002 but will remain as an employee of the Company until April 30, 2002. The Company anticipates entering into a severance agreement with Mr. Bauman in connection with his resignation pursuant to which Mr. Bauman will immediately vest in options equal to the number of shares that would have vested if he had provided an additional eight months of service to the Company from April 30, 2002. Mr. Bauman will have until December 31, 2002 to exercise any vested options. In addition, the Company anticipates paying Mr. Bauman an aggregate eight months salary equal to $160,000 and will pay expenses for COBRA medical benefits coverage for one year in connection with his resignation.

     Stanley E. Kazmierczak, VINA's Vice President, Finance and Administration, Chief Financial Officer and Secretary, is a party to an offer letter with VINA dated May 24, 1999. Under the terms of the offer letter, VINA agreed to pay Mr. Kazmierczak an annual salary of $175,000. Mr. Kazmierczak was also granted an option to purchase 393,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of the grant. The option is immediately exercisable and vests over a four-year period, however, the purchased shares are subject to repurchase by VINA in the event Mr. Kazmierczak's service terminates prior to the shares vesting. In the event of involuntary termination within twelve months following a change in control of VINA, Mr. Kazmierczak will immediately vest in the greater of (i) the number of the shares that would have vested if Mr. Kazmierczak provided a total of 24 months of service with VINA or (ii) the number of shares that would have vested if Mr. Kazmierczak provided an additional 12 months of service following the date of the involuntary termination.

     C. Reid Thomas, VINA's Executive Vice President, Sales and Product Marketing, is a party to an offer letter with VINA dated April 7, 2000. Under the offer letter, VINA agreed to pay Mr. Thomas an annual salary of $150,000. The offer letter also provides for variable compensation in the form of commissions, quarterly bonuses, an annual bonus targeted at $150,000 upon achievement of VINA's revenue target, and a $400 monthly car allowance. Pursuant to the offer letter, Mr. Thomas was also granted an option to purchase 280,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of the grant. The option is immediately exercisable and vests over a four-year period, however, any purchased shares are subject to repurchase by VINA in the event Mr. Thomas' service is terminated prior to the shares vesting. In the event of involuntary termination within twelve months following a change in control of VINA, Mr. Thomas will immediately vest in the greater of (i) the number of the shares that would have vested if Mr. Thomas provided a total of 24 months of service with VINA or (ii) the number of shares that would have vested if Mr. Thomas provided an additional 12 months of service following the date of the involuntary termination.

     T. Diane Pewitt, VINA's Executive Vice President, Operations, is a party to an offer letter with VINA dated January 21, 2000. Under the offer letter, VINA agreed to pay Ms. Pewitt an annual salary of $180,000 and an initial sign-on bonus in the amount of $25,000. The offer letter also provides that Ms. Pewitt is eligible to receive an additional target bonus of 25% of her salary based on achievement of corporate and strategic goals and objectives. Pursuant to the offer letter, Ms. Pewitt was also granted an option to purchase 350,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the later of the date of the grant or the first date of employment. The option is immediately exercisable and vests over a four-year period, however, any purchased shares are subject to repurchase by VINA in the event Ms. Pewitt's service is terminated prior to the shares vesting. In the event of involuntary termination within twelve months following a change in control of VINA, Ms. Pewitt will immediately vest in the greater of (i) the number of the shares that would have vested if Ms. Pewitt provided a total of 24 months of service with VINA or (ii) the number of shares that would have vested if Ms. Pewitt provided an additional 12 months of service following the date of the involuntary termination.

     Thomas J. Barsi, VINA's Vice President, Business Development and Marketing Communications, is a party to an offer letter with VINA dated July 1, 1996. Under the offer letter, VINA agreed to pay Mr. Barsi an annual salary of $100,000. The offer letter also provides that Mr. Barsi is eligible to receive a $70,000 bonus upon delivering a bona fide letter of intent from Pacific Bell during 1996 for a volume purchase from VINA in 1997. The offer letter further provides that Mr. Barsi will be eligible for two additional $30,000 bonuses, one for each bona fide letter of intent he delivers from customers approved in the board top ten list during 1996 for a volume purchase from VINA in 1997. Pursuant to the offer letter, Mr. Barsi was also granted an option to purchase 40,000 shares of Common Stock, subject to repurchase, at price of $0.001 per share. In the event of involuntary termination within twelve months following a change in control of VINA, Mr. Barsi will immediately vest in the greater of (i) the number of the shares that would have vested if Mr. Barsi provided a total of 24 months of service with VINA or (ii) the number of shares that would have vested if Mr. Barsi provided an additional 12 months of service following the date of the involuntary termination.

     Joshua M. Soske is a party to a settlement agreement and release with VINA dated August 27, 2001 pursuant to which Mr. Soske agreed to resign from his position as VINA's Executive Vice President effective July 16, 2001. In connection with the settlement agreement, Mr. Soske entered into an independent contractor agreement with VINA in July 2001. In connection with Mr. Soske's resignation, VINA paid Mr. Soske an aggregate six months salary equal to $92,500, accelerated the vesting of options to purchase 200,000 shares of Common Stock granted to Mr. Soske on May 5, 1998, and accelerated the vesting of additional options to purchase 730,200 shares of Common Stock which were granted to Mr. Soske after May 5, 1998. Any options not vested as of the effective date of the settlement agreement expired and any vested options will expire three months after the termination of the independent contractor agreement. The settlement agreement also provides that the consideration received by Mr. Soske represents settlement in full of all outstanding obligations VINA may have towards Mr. Soske, and Mr. Soske agrees to release VINA from any and all claims related to his employment with VINA. The independent contractor agreement Mr. Soske entered into in connection with the settlement agreement provides that Mr. Soske will provide consulting services on all aspects of VINA's business as requested to do so by VINA from July 17, 2001 to January 16, 2002 and thereafter on a month to month basis unless otherwise terminated pursuant to the terms of the independent contractor agreement. Mr. Soske was paid a total of $36,089 for consulting services under the independent contractor agreement in 2001.

                      REPORT OF THE COMPENSATION COMMITTEE
               OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     This report on executive compensation is provided by the Compensation Committee (the "Compensation Committee") of the Board of Directors to assist stockholders in understanding their objectives and procedures in establishing the compensation of the Company's executive officers and describes the basis on which 2001 compensation determinations were made by the Compensation Committee. The Compensation Committee is comprised of two non-employee directors. In making their determinations, the Compensation Committee relied, in part, on independent surveys and public disclosures of compensation of management in the telecommunications equipment industry.

Compensation Philosophy and Objectives

     The Compensation Committee believes that compensation of the Company's executive officers should:

     o Encourage creation of stockholder value and achievement of strategic corporate objectives.

     o    Integrate   compensation  with  the  Company's  annual  and  long-term corporate objectives and strategy, and focus executive behavior on the fulfillment of those objectives.

     o Provide a competitive total compensation package that enables the Company to attract and retain, on a long-term basis, high caliber personnel.

     o Provide total compensation opportunity that is competitive based on prevailing practices for the industry, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance.

     o Align the interests of management and stockholders and enhance stockholder value by providing management with longer-term incentives through equity ownership by management.

     o    Provide  fair  compensation   consistent  with  internal  compensation
          programs.

Key Elements of Executive Compensation

     The compensation of executive officers is based on the Company's financial performance, the Company's achievement of certain business objectives, including the closing of acquisitions of businesses and technologies that may expand or enhance the Company's existing business, the achievement of product development milestones, as well as individual contribution and achievement of individual business objectives by each executive officer. The Company's executive compensation structure for executive officers currently includes a combination of base salary, bonus, and stock options.

     Base Salary. Salary determinations are largely determined through comparisons with companies of similar size, market capitalization or complexity in the telecommunications equipment industry. Actual salaries are based on individual performance contributions within a competitive salary range for each position that is established through job evaluation of responsibilities and market comparisons. The Compensation Committee reviews salaries on an annual basis and may adjust each executive officer's salary based on the officer's performance, responsibilities, and any changes in the median salary levels of comparable companies.

     Bonus. The Compensation Committee has established a bonus plan for executive officers of the Company in order to motivate executives to reach certain financial targets and corporate goals. The Compensation Committee meets annually to review and approve bonuses for officers for the prior year. Bonuses are determined by a formula based on the achievement of specific revenue goals and operating margin targets for the fiscal year. The bonuses may be awarded in cash and/or stock options.

     Stock Options. Long-term incentives are provided by the Company's stock option plan. The Compensation Committee believes that by granting executive officers an opportunity to obtain and increase personal ownership of Company stock, the best interests of the stockholders and executives will be more closely integrated. Initial grants of stock are generally made to eligible executives and employees upon commencement of employment as part of their offer letters based on the executive's salary, responsibilities, and position in the Company. Additional grants of options are determined based upon the individual executive officer's performance, level of responsibility and competitive compensation practices in the industry.

     Other Elements. Other elements of executive compensation include a Company-wide medical/dental/vision/life insurance benefits and the ability to defer compensation pursuant to a 401(k) plan. The 401(k) permits, but does not require, additional matching contributions by the Company on behalf of all participants in the 401(k) plan. The Company did not make any matching contributions in fiscal year 2001 under the 401(k) plan.

Chief Executive Officer Compensation

     The annual salary of Steven M. Bauman, the Company's former President and Chief Executive Officer was $240,000 at the end of fiscal year 2001. Mr. Bauman's base salary was established pursuant to his offer letter in August 1999 at $200,000 and was reviewed annually by the Compensation Committee. Mr.
Bauman's salary was based upon a combination of factors including prior experience, breadth of knowledge, and review of independent industry surveys of compensation paid to chief executive officers of comparable companies. Mr. Bauman was also eligible to receive a bonus up to 50% of his base salary based on the achievement of certain performance measurement goals including the Company's (i) revenue growth target and (ii) operating margin target for the fiscal year. Mr. Bauman was a member of the Board of Directors, and was a non-voting member of the Compensation Committee, but did not participate in matters involving the evaluation of his own performance or the setting of his own compensation. Mr. Bauman resigned from his position as an executive officer and member of the Board of Directors of the Company on April 1, 2002 but will remain as an employee of the Company until April 30, 2002.

     The Company's policy is generally to qualify compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. However, the Company reserves the discretion to pay compensation to its executive officers that may not be deductible.

Compensation Committee

Jeffrey M. Drazan
Philip J. Quigley

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Board of Directors consists of Jeffrey M. Drazan and Philip J. Quigley. Until April 1, 2002, Mr. Bauman was a non-voting member of the Compensation Committee. No interlocking relationship exists between the Board of Directors or Compensation Committee and the Board of Directors or Compensation Committee of any other entity, nor has any interlocking relationship existed in the past.

                              CERTAIN TRANSACTIONS

     An aggregate 20,625,979 shares of Common Stock at a purchase price of $.639 per share and warrants to purchase an aggregate of 6,590,000 shares of Common Stock at an exercise price of $1.00 per share were sold in private financings in October and December 2001. The purchasers of the Common Stock and warrants to purchase shares of Common Stock include the following directors, executive officers, holders of more than 5% of the Company's securities and their affiliated entities:

                                                       Shares of
   Investor                                            Common Stock    Warrants
   --------                                            ------------    --------

Entities affiliated with Sierra Ventures VII, L.P.(1)   19,718,310    6,300,000
Steven M. Bauman(2) .................................      234,742       75,000
W. Michael West(3) ..................................      234,742       75,000
C. Reid Thomas ......................................       46,948       15,000
--------------------------

(1)  Includes  shares  held by Sierra  Venture  VII,  L.P.  and Sierra  Ventures
     Associates VII, LLC, as nominee for its members. Jeffrey M. Drazan is a manager of Sierra Ventures Associates VII, LLC, which is the general partner of Sierra Ventures VII, L.P. He is also a member of the Board of Directors of the Company. Other than 312,989 shares held by Sierra Ventures Associates VII, LLC, as nominee for its members, Mr. Drazan disclaims beneficial ownership of the shares held by the Sierra Ventures entities, except to the extent of his pecuniary interest in these shares.

(2)  Includes shares held by Steven M. Bauman and Ina U. Bauman Trust.

(3)  Includes shares held by The West 1991 Revocable Trust.

     The Company has entered into indemnification agreements with each of the Company's officers and directors.

     The Company has granted options to purchase Common Stock to the Company's officers and directors.

     In December 2001 the Company issued an aggregate of 2,217,527 shares of Common Stock to Sierra Ventures VII, L.P. and Sierra Ventures Associates VII, LLC in connection with the Company's merger with MOS Acquisition Corporation. MOS Acquisition was formed solely to purchase assets from Metrobility Optical
Systems. The assets consist of all of the assets and technology used by Metrobility in connection with its development of optical concentration products. MOS Acquisition was owned by Sierra Ventures VII, L.P. and Sierra Ventures Associates VII, LLC. These Sierra Ventures entities, affiliates of a member of the Board of Directors, Mr. Jeffrey M. Drazan, are both substantial stockholders and secured creditors of Metrobility Optical Systems. The Sierra Ventures entities agreed to purchase the assets and technology for consideration that consisted, in part, of the forgiveness of some of Metrobility's secured debt held by these entities, if, immediately following the purchase, the Company acquired MOS Acquisition in a merger. Mr. Drazan did not participate as a member of the Board of Directors in its approval of these transactions.

     In connection with the acquisition of the Metrobility assets in October 2001 the Company entered into a loan and security agreement with Metrobility Optical Systems pursuant to which the Company agreed to loan up to an aggregate of $500,000 to Metrobility Optical Systems.

     In September 2001, the Company loaned $168,750 to Julie M. Cotton, the Company's Vice President, Human Resources. The loan is due and payable in September 2004 with interest at an annual rate of 3.94%. As of December 31, 2001, $168,750 in principal and $2,000 in accrued interest was outstanding under the loan.

             REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee of the Board of Directors is currently composed of three directors, each of whom qualifies as "independent" under the current listing requirements of the Nasdaq National Market. The Audit Committee acts pursuant to a written charter that was adopted by the Board of Directors in June 2000.

     In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company's management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company's annual financial statements to generally accepted accounting principles. It is not the duty of the Audit Committee to plan or conduct audits or determine that the Company's statements are complete and accurate and in accordance with generally accepted accounting principles.

     Within this framework, the Audit Committee has reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2001. The Audit Committee has also discussed with the independent auditors the matters deemed necessary by the independent auditors, including those required to be discussed by Statement on Auditing Standards No.
61. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Statement No. 1 and discussed with the independent auditors, Deloitte & Touche LLP, the independence of that firm.

     Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

                                               Audit Committee

                                               John F. Malone
                                               Philip J. Quigley
                                               Paul Scott

                          STOCK PRICE PERFORMANCE GRAPH

     The Company's Common Stock began trading on the Nasdaq National Market on August 10, 2000. The price information reflected for the Company's Common Stock in the following performance graph and accompanying table represents the closing sales prices of the Common Stock for the period of August 31, 2000, December 29, 2000 and December 31, 2001. The graph illustrates a comparison of the cumulative total stockholder return of the Company's Common Stock with the CRSP Total Return Index for the Nasdaq Telecommunications Stocks (the "Nasdaq Telecommunications Index") and the CRSP Total Return Index for the Nasdaq US Stocks (the "Nasdaq US Index"), assuming an investment of $100 in each on August 31, 2000. The comparisons in the graph and table are required by the Securities and Exchange Commission and are not intended to forecast or to be indicative of possible future performance of the Company's Common Stock.



                                    8/31/00    12/29/00   12/31/01
                                    -------    --------   --------

VINA Technologies, Inc. ..........  $100.00     $17.57     $  6.49
Nasdaq US Index ..................   100.00      58.26       46.23
Nasdaq Telecommunications Index...   100.00      56.18       37.61

                                   PROPOSAL 2

                      RATIFICATION OF INDEPENDENT AUDITORS

     Upon the recommendation of the Audit Committee, the Board of Directors has appointed the firm of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 2002, subject to ratification by the stockholders. Deloitte & Touche LLP has audited the Company's financial statements since 1996. Representatives of Deloitte & Touche LLP are expected to be present at the Company's Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

     Audit Fees. The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2001 and the review of the Company's September 30, 2001 quarterly financial statements was $274,731.

     Financial Information Systems Design and Implementation Fees. The aggregate fees billed for professional services rendered for information technology services related to financial information systems design and implementation by Deloitte & Touche LLP for the year ended December 31, 2001 was zero ($0).

     All Other Fees. The aggregate fees billed for services rendered by Deloitte & Touche LLP other than for the services described above for the year ended December 31, 2001 was zero ($0).

     The Audit Committee considered whether the provision of the services other than the audit services is compatible with maintaining Deloitte & Touche LLP's independence.

Required Vote

     Ratification will require the affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy. In the event ratification is not provided, the Board of Directors will review its future selection of the Company's independent auditors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                              PROPOSALS 3, 4, AND 5

 APPROVAL OF AN AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION
    TO EFFECT, ALTERNATIVELY, AS DETERMINED BY THE BOARD OF DIRECTORS IN ITS DISCRETION, A ONE-FOR-FOUR, ONE-FOR-FIVE OR ONE-FOR-SIX REVERSE SPLIT OF THE
                       COMPANY'S OUTSTANDING COMMON STOCK

General

     Our stockholders are being asked to act upon a proposal to approve an amendment to the Company's Restated Certificate of Incorporation (the "Restated Certificate"), to effect a reverse stock split of all of the outstanding shares of capital stock of the Company, at a ratio of between one-for-four, one-for-five and one-for-six, with the Board of Directors having the discretion and authority to determine at which ratio to effect the reverse stock split, if at all (each, the "Reverse Stock Split"). On April 17, 2002, the Board of Directors approved an amendment to the Restated Certificate, subject to stockholder approval, to effect the Reverse Stock Split. The Board of Directors has directed that this proposal to approve an amendment to the Company's Restated Certificate be submitted to the stockholders for consideration and action.

     Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of Common Stock outstanding immediately following the Reverse Stock Split as such stockholder held immediately prior to the Reverse Stock Split.

     The text of the proposed amendment to the Company's Restated Certificate to effect the Reverse Stock Split as described in this proposal is set forth in Annex A attached to this proxy statement and is incorporated by reference into this proxy statement.

     If the amendment to the Restated Certificate is approved by the stockholders, the Board of Directors will have the discretion to implement a Reverse Stock Split based on one of the three approved ratios on or before the first anniversary of this annual meeting, or effect no Reverse Stock Split at all. If the Board of Directors decides to implement a Reverse Stock Split, the Company will promptly file a Certificate of Amendment of the Restated Certificate with the Delaware Secretary of State reflecting the decrease in the issued and outstanding shares of capital stock. The amendment will become effective on the date the Certificate of Amendment is accepted for filing by the Delaware Secretary of State (the "Effective Date").

Reasons For Reverse Stock Split

     The primary reason for the Reverse Stock Split is to increase the per share market price of the Company's Common Stock. Since February 20, 2002, the closing bid price for the Common Stock has been less than $1.00 per share, which is a requirement for continued inclusion of the Common Stock on the Nasdaq National Market. On April 3, 2002, the Company was notified by the Nasdaq National Market that the Company had failed to maintain a minimum closing bid price of $1.00 per share of Common Stock for a period of 30 consecutive trading days and that therefore the Common Stock was subject to delisting on July 3, 2002 if it did not regain compliance. To regain compliance, the bid price of the Common Stock must close at or above $1.00 per share for a minimum of 10 consecutive trading days prior to July 3, 2002. The Board of Directors anticipates that a reverse stock split would have the effect of increasing, proportionately, the trading prices of the Common Stock, which could result in a share price high enough to satisfy this Nasdaq listing requirement.

     The Board of Directors has determined that the continued listing of the Common Stock on the Nasdaq National Market is in the best interests of the Company and its stockholders. If the Common Stock were delisted from the Nasdaq National Market, the Board of Directors believes that the liquidity in the trading market for the Common Stock would be significantly decreased, which could reduce the trading price and increase the transaction costs of trading shares of the Common Stock.

     The Board of Directors believes that the current low per share market price of the Common Stock, which it believes is due in part to the overall weakness in the market for telecommunications stocks, has had a negative effect on the marketability of the existing shares, the amount and percentage of transaction costs paid by individual stockholders and the potential ability of the Company to raise capital by issuing additional shares of its Common Stock. The Board believes that one of the reasons for these effects is that certain institutional investors have internal policies preventing the purchase of low-priced stocks. Moreover, a variety of policies and practices of broker-dealers discourage individual brokers within those firms from dealing in low-priced stocks. Second, because the brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of the Common Stock can result in stockholders paying transaction costs (commissions, markups or markdowns) which are a higher percentage of their total share value than would be the case if the Common Stock share price were substantially higher.

     The Board of Directors anticipates that the Reverse Stock Split will result in a bid price for the Common Stock in excess of $1.00 per share. The Board also believes that the decrease in the number of issued and outstanding shares of the Common Stock as a consequence of the Reverse Stock Split, and the anticipated increase in the price of the Common Stock, could encourage interest in the Common Stock and possibly promote greater liquidity for the Company's stockholders, although such liquidity could be adversely affected by the reduced number of shares outstanding after the Reverse Stock Split. In addition, although any increase in the market price of the Common Stock resulting from the Reverse Stock Split may be proportionately less than the decrease in the number of outstanding shares, the Reverse Stock Split could result in a market price for the shares that will be high enough to overcome the reluctance, policies and practices of brokers and investors referred to above and to diminish the adverse impact of trading commissions on the market for the shares.

     There can be no assurances, however, that the foregoing events will occur, or that the market price of the Common Stock immediately after the Reverse Stock Split will be maintained for any period of time. Moreover, there can be no assurance that the market price of the Common Stock after the proposed Reverse Stock Split will adjust to reflect the conversion ratio (e.g., if the market price is $0.50 before the Reverse Stock Split and the ratio is one (1) new share for every five (5) shares outstanding, there can be no assurance that the market price immediately after the Reverse Stock Split will be $2.50 (5 x $0.50)); or that the market price following the Reverse Stock Split will either exceed or remain in excess of the current market price.

     If the Reverse Stock Split proposal is authorized by the stockholders, the Board of Directors will have the discretion to implement a Reverse Stock Split based on either a 1-for 4, 1-for-5 or 1-for-6 ratio on or before the first anniversary of the Annual Meeting, or to effect no Reverse Stock Split at all. No further action on the part of the stockholders will be required to either effect or abandon the Reverse Stock Split. If no Reverse Stock Split is effected by the first anniversary of the Annual Meeting, the authority of the Board of Directors to effect the Reverse Stock Split will terminate and stockholder approval again would be required prior to implementing any reverse stock split. If the trading price of the Common Stock increases without a Reverse Stock Split, the Reverse Stock Split may not be necessary. There can be no assurance, however, that the market price of the Common Stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Stock Split, that the market price of the post-split Common Stock can be maintained above $1.00 or that the Common Stock will not be delisted from the Nasdaq National Market for other reasons even if the Reverse Stock Split results in a bid price for the Common Stock that exceeds $1.00 per share.

Effects of Reverse Stock Split on the Common Stock

     If the proposed Reverse Stock Split is approved at the Annual Meeting, at the Effective Date each outstanding share of Common Stock will immediately and automatically be changed into a fraction of a share of Common Stock based on the Reverse Stock Split ratio approved by the stockholders and as finally determined by the Board of Directors. Thus, in a one-for-five Reserve Stock Split for example, if a stockholder currently owns 100,000 shares of Common Stock, following the Reverse Stock Split, the stockholder will own 20,000 shares of Common Stock - each share of Common Stock will have immediately and automatically have been changed into one-fifth of a share of Common Stock. Based on the 62,251,771 shares of Common Stock outstanding as of the Record Date, the following table reflects the approximate number of shares of Common Stock that would be outstanding following the Reverse Stock Split:

           Proposed Reverse                   Shares Outstanding
             Stock Split                 Following Reverse Stock Split
       -----------------------         --------------------------------
               1-for-4                            15,562,942
               1-for-5                            12,450,354
               1-for-6                            10,375,295


     No fractional shares of the Common Stock will be issued in connection with the proposed Reverse Stock Split. Holders of the Common Stock who would otherwise receive a fractional share of the Common Stock pursuant to the Reverse Stock Split will receive cash in lieu of the fractional share as explained more fully below.

     Because the Reverse Stock Split will apply to all issued and outstanding shares of the Common Stock and outstanding rights to purchase Common Stock, the proposed Reverse Stock Split will not alter the relative rights and preferences of existing stockholders. The amendment to the Restated Certificate will, however, effectively increase the number of shares of the Common Stock available for future issuances by the Board of Directors.

     If the Reverse Stock Split is approved at the Annual Meeting and the Board of Directors determines to effect the Reverse Stock Split, some stockholders may consequently own less than one hundred shares of Common Stock. A purchase or sale of less than one hundred shares, known as an "odd lot" transaction, may result in incrementally higher trading costs through certain brokers, particularly "full service" brokers. Therefore, those stockholders who own less than one hundred shares following the Reverse Stock Split may be required to pay higher transaction costs should they then determine to sell their shares of Common Stock.

     Stockholders have no right under Delaware law or the Company's Restated Certificate or Amended and Restated By-Laws to dissent from the Reverse Stock Split or to dissent from the payment of cash in lieu of issuing fractional shares.

Effects on Reverse Stock Split on Option and Warrants

     The number of shares of Common Stock subject to outstanding options and warrants issued by the Company, and the number of shares reserved for future issuances under the Company's stock incentive plans and employee stock purchase plan, will be reduced by the same ratio as the reduction in the outstanding shares of Common Stock. For example, in a one-for-five Reverse Stock Split, the number of shares of underlying stock options and warrants, and the number of shares reserved for future issuance under the Company's stock incentive plans and employee stock purchase plan will be reduced by a factor of 5. As of the record date for the Annual Meeting, there were stock options outstanding to purchase an aggregate of 12,322,365 shares of Common Stock with exercise prices ranging from $0.13 to $16.50 per share, and warrants to purchase an aggregate of 7,090,000 shares of Common Stock with an exercise price of $1.00 per share. Under the terms of the stock options and warrants, and assuming, for example, a one-for-five Reverse Stock Split, the number of shares covered by each of them will be reduced to one-fifth the number currently covered and the exercise price will be increased by five times the current exercise price.

Effects of Reverse Stock Split on Company's Rights Agreement

     The number of "Rights" per share of Common Stock will automatically be adjusted as a result of the Reverse Stock Split proportionately with the ratio of the split. For example, in a one-for-five Reverse Stock Split, each share of Common Stock will have five Rights attached to it, and the exercise price will remain the same.

Effectiveness of the Reverse Stock Split

     The Reverse Stock Split, if approved by the Company's stockholders, will become effective upon the filing with the Delaware Secretary of State a Certificate of Amendment of the Restated Certificate in substantially the form attached to this Proxy Statement as Annex A (the "Certificate of Amendment"). It is expected that this filing will take shortly after the Annual Meeting, assuming the stockholders approve the Reverse Stock Split. However, the exact timing of the filing of such Certificate of Amendment and the ratio of the Reverse Stock Split will be determined by the Board of Directors based upon its evaluation as to when such action will be most advantageous to the Company and its stockholders, and the Board of Directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing such Certificate of Amendment, the Board of Directors, in its sole discretion, determines that it is no longer in the best interests of the Company and its stockholders.

Effect on Legal Ability to Pay Dividends

     Other than pursuant to the Company's Rights Agreement, the Board of Directors has not declared, nor does it have any plans to declare in the foreseeable future, any distributions of cash, dividends or other property, and the Company is not in arrears on any dividends. Therefore, the Company does not believe that the Reverse Stock Split will have any effect with respect to future distributions, if any, to the Company's stockholders.

Payment for Fractional Shares; Exchange of Stock Certificates

     The Company will not issue fractional shares in connection with the Reverse Stock Split. Instead the Company will pay each holder of a fractional share an amount in cash equal to the market value of such fractional share as of the Effective Date.

     The Company plans to appoint its transfer agent to act as exchange agent for the Common Stock in connection with the Reverse Stock Split. The Company will deposit with the exchange agent, as soon as practicable after the Effective Date of the Reverse Stock Split, cash in an amount equal to the value of the estimated aggregate number of fractional shares that will result from the Reverse Stock Split. The funds required to purchase the fractional share interests are available and will be paid from the Company's current cash reserves. The Company's stockholder list shows that some of the outstanding Common Stock is registered in the names of clearing agencies and broker nominees. Because the Company does not know the numbers of shares held by each beneficial owner for whom the clearing agencies and broker nominees are record holders, the Company cannot predict with certainty the number of fractional shares that will result from the Reverse Stock Split or the total amount it will be required to pay for fractional share interests. However, the Company does not expect that amount will be material. As of the record date for the Annual Meeting, the Company had approximately 501 stockholders of record. The Company does not expect the Reverse Stock Split and the payment of cash in lieu of fractional shares to result in a significant reduction in the number of record holders. The Company presently does not intend to seek any change in its status as a reporting company for federal securities law purposes, either before or after the reverse split. On or after the Effective Date of the Reverse Stock Split, the exchange agent will mail a letter of transmittal to each stockholder. Each stockholder will be able to obtain a certificate evidencing its post-reverse-stock-split shares and, if applicable, cash in lieu of a fractional share only by sending the exchange agent its old stock certificate(s), together with the properly executed and completed letter of transmittal and such evidence of ownership of the shares as the Company may require. Stockholders will not receive certificates for post-reverse-stock-split shares unless and until their old certificates are surrendered. Stockholders should not forward their certificates to the exchange agent until they receive the letter of transmittal, and they should only send in their certificates with the letter of transmittal. The exchange agent will send each stockholder's new stock certificate and payment in lieu of any fractional share after receipt of that stockholder's properly completed letter of transmittal and old stock certificate(s). Stockholders will not have to pay any service charges in connection with the exchange of their certificates or the payment of cash in lieu of fractional shares.

Certain Federal Income Tax Consequences

     The following discussion of the material federal income tax consequences of the Reverse Stock Split is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, judicial decisions, and current administrative rulings and practices, all as in effect on the date hereof, and any or all of which could be repealed, overruled or modified at any time, possibly with retroactive effect. No ruling from the Internal Revenue Service (the "IRS") with respect to the matters discussed herein has been requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.

     This discussion may not address certain federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances (such as holders who do not hold their shares of Common Stock as capital assets within the meaning of Section 1221 of the Code, who are subject to the alternative minimum tax provisions of the Code, who hold their shares as a hedge or as part of a hedging, straddle, conversion or other risk reduction transaction, who are dealers in securities, banks, insurance companies, foreign individuals and entities, financial institutions or tax-exempt organizations, or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions). This discussion also does not address any tax consequences under state, local or foreign laws.

     Stockholders are urged to consult their tax advisors as to the particular federal, state, local, or foreign tax consequences to them of the Reverse Stock Split.

     Except as discussed below, a stockholder generally will not recognize a gain or loss by reason of such stockholder's receipt of new shares of Common Stock pursuant to the Reverse Stock Split solely in exchange for shares of Common Stock held by such stockholder immediately prior to the Reverse Stock Split. A stockholder's aggregate tax basis in the shares of Common Stock received pursuant to the Reverse Stock Split (including any fractional interest) will equal the stockholder's aggregate basis in the Common Stock exchanged therefor and will be allocated among the shares of Common Stock received in the Reverse Stock Split on a pro-rata basis. Stockholders who have used the specific identification method to identify their basis in the shares of Common Stock held immediately prior to the Reverse Stock Split should consult their own tax advisers to determine their basis in the shares of Common Stock received in exchange therefor in the Reverse Stock Split. A stockholder's holding period in the shares of Common Stock received pursuant to the Reverse Stock Split will include the stockholder's holding period in the shares of Common Stock surrendered in exchange therefor, provided the shares of Common Stock surrendered are held as capital assets at the time of the Reverse Stock Split. A stockholder will recognize a gain or loss on the receipt of cash in lieu of a fractional share of Common Stock issued pursuant to the Reverse Stock Split, measured by the difference between the amount of cash received and such stockholder's adjusted tax basis in the share or shares of Common Stock deemed surrendered in exchange therefor. Any such gain or loss will be a capital gain or loss, provided the shares of Common Stock surrendered are held as capital assets by the stockholder at the time of the Reverse Stock Split, and will be a long-term capital gain or loss if the stockholder's holding period in the shares of Common Stock surrendered is more than one year.

Provisions with Potential Anti-Takeover Effects

     Although this proposed amendment to the Company's Restated Certificate is not intended for anti-takeover purposes, the rules of the Securities and Exchange Commission require disclosure of the provisions of the Company's Restated Certificate and Amended and Restated By-Laws, as well as the Company's stockholders' rights plan, that could have an anti-takeover effect. The laws of the State of Delaware contain additional provisions that also may have the effect of delaying, deterring or preventing a change in control of the Company. These provisions are described below.

     Provisions in the Restated Certificate and Amended and Restated By-Laws may have the effect of delaying or preventing a change of control or changes in the Company's management. These provisions include the right of the Board of Directors to elect a director to fill a vacancy created by the expansion of the Board of Directors; the ability of the Board of Directors to alter the Company's Amended and Restated By-Laws without obtaining stockholder approval; the establishment of a classified Board of Directors; the ability of the Board of Directors to issue, without stockholder approval, up to five million shares of preferred stock with terms set by the Board of Directors, including rights that could be senior to those of Common Stock; and the elimination of the right of stockholders to call a special meeting of stockholders and to take action by written consent. Each of these provisions could discourage potential take over attempts and could lower the market price of the Common Stock.

     The Company has also adopted a stockholder rights plan and declared a dividend distribution of one right for each outstanding share of Common Stock to stockholders of record as of August 6, 2001. Each right, when exercisable, entitles the registered holder to purchase from the Company one one-thousandth of a share of a new series of preferred stock, designated as Series A Participating Preferred Stock, at a price of $35.00 per one one-thousandth of a share, subject to adjustment. The rights will generally separate from the Common Stock and become exercisable if any person or group acquires or announces a tender offer to acquire 20% or more of the Company's outstanding Common Stock without the consent of the Board of Directors. Because the rights may substantially dilute the stock ownership of a person or group attempting to take us over without the approval of the Board of Directors, the Company's stockholder rights plan could make it more difficult for a third party to acquire the Company (or a significant percentage of the Company's outstanding capital stock) without first negotiating with the Board of Directors regarding such acquisition.

     In addition, because the Company is incorporated in Delaware, it is governed by the provisions of Section 203 of the Delaware General Corporation Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of the Company's outstanding voting stock, from merging or combining with the Company.

Required Vote

     The affirmative vote of a majority of the Company's outstanding voting shares is required for approval of the amendment to the Company's Restated Certificate authorizing the Reverse Stock Split of the Company's issued and outstanding Common Stock.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE PROPOSALS TO AMEND THE COMPANY'S RESTATED CERTIFICATE TO EFFECT, ALTERNATIVELY, AS DETERMINED BY THE BOARD OF DIRECTORS IN ITS DISCRETION, ONE OF THREE DIFFERENT REVERSE STOCK SPLITS.



                STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

     Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2003 Annual Meeting must be received by the Secretary of the Company no later than January 1, 2003 in order that they may be included in the Company's proxy statement and form of proxy relating to that meeting.

     A stockholder proposal not included in the Company's proxy statement for the 2003 Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of the Company at the principal executive offices of the Company and otherwise complies with the provisions of the Company's Bylaws. To be timely, the Company's Bylaws provide that the Company must have received the stockholder's notice not less than 60 days nor more than 90 days prior to the scheduled date of such meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 75 days prior to the meeting date, the Company must receive the stockholder's notice by the earlier of (i) the close of business on the 15th day after the earlier of the day the Company mailed notice of the annual meeting date or provided such public disclosure of the meeting date and (ii) two days prior to the scheduled date of the annual meeting.

                                  OTHER MATTERS

     The Company knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, executive officers and any persons holding more than 10% of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to identify in this Proxy Statement those persons who failed to timely file these reports. Based solely upon copies of reports filed with the Securities and Exchange Commission, the Company believes that all of such filing requirements were satisfied for 2001 except the following individuals failed to file timely reports for such fiscal year: Mr. Barsi did not report 6,000 shares sold in February 2001 on a timely filed Form 4 report but the sale was reported on an amended Form 4 filed in March 2001.

     Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy promptly.

                               By order of the Board of Directors.



                               Stanley E. Kazmierczak
                               Vice President, Finance and Administration, Chief Financial Officer and Secretary




_____________, 2002

                                     ANNEX A

                           CERTIFICATE OF AMENDMENT OF

                    RESTATED CERTIFICATE OF INCORPORATION OF

                             VINA TECHNOLOGIES, INC.

                    Adopted in accordance with the provisions

                    of Section 242 of the General Corporation

                          Law of the State of Delaware



     VINA Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     FIRST: The name of the corporation is VINA Technologies, Inc.

     SECOND: The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on April 17, 2000 and the original name of the corporation was VINA Technologies (Delaware), Inc. A Certificate of Merger whereby Vina Technologies, Inc., a California corporation, was merged with and into the corporation and the name of the corporation was changed to VINA Technologies, Inc., was filed with the Secretary of State of the State of Delaware on June 20, 2000. The original Certificate of Incorporation was amended and restated in full by a Restated Certificate of Incorporation filed with Secretary of State of the State of Delaware on August 16, 2000.

     THIRD: The Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the Restated Certificate of Incorporation of the corporation to reclassify, change, and convert each [four (4)] [five (5)] [six (6)] outstanding shares of the corporation's Common Stock, par value $0.0001 per share, into one (1) share of Common Stock, par value $0.0001 per share; (ii) declaring such amendment to be advisable and (iii) directing that such amendment be considered at the 2002 Annual Meeting of Stockholders.

     FOURTH: Upon the effectiveness of this amendment Certificate of Amendment to the Restated Certificate of Incorporation, the Restated Certificate of Incorporation is hereby amended by adding a new Article XI to read as follows:

                                   ARTICLE XI

     Each [four (4)] [five (5)] [six (6)] shares of the Common Stock, par value $0.0001 per share, of the corporation issued and outstanding or held in treasury as of 5:00 p.m. Eastern Standard Time on _____, 2002 (the "Effective Time") shall be reclassified as and changed into one (1) share of Common Stock, par value $0.0001 per share, of the Corporation, without any action by the holders thereof. Each stockholder who, immediately prior to the Effective Time, owns a number of shares of Common Stock which is not evenly divisible by [four] [five] [six] shall, with respect to such fractional interest, be entitled to receive from the corporation cash in an amount equal to such fractional interest multiplied by the closing price of the Common Stock as last reported on the Nasdaq National Market immediately prior to the Effective Time.

     FIFTH: In accordance with the provisions of the Delaware General Corporation Law, the holders of a majority of the outstanding shares of Common Stock of the corporation entitled to vote thereon affirmatively voted in favor of this amendment at the 2002 Annual Meeting of Stockholders held on ____, 2002.

     SIXTH: This amendment was duly adopted in accordance with the provisions of
Section 242 of the Delaware General Corporation Law by the Board of Directors and stockholders of the Corporation.

     IN WITNESS WHEREOF, VINA Technologies, Inc. has caused this certificate to be signed by its President and Secretary this ___ day of _______, 2002.







                                             -----------------------------------
                                             Stanley E.  Kazmierczak, Secretary

PROXY                                                                      PROXY


                             VINA TECHNOLOGIES, INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                    For Annual Meeting -- [_________ ], 2002


W. MICHAEL WEST and STANLEY E. KAZMIERCZAK, or any of them, each with the power of substitution, are hereby authorized to represent as proxies and vote with respect to the proposals set forth below and in the discretion of such proxies on all other matters that may be properly presented for action all shares of stock of VINA Technologies, Inc. (the "Company") the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's offices at 39745 Eureka Drive, Newark, California on [___________], 2002 at 10:00 a.m. or at any postponement or adjournment thereof, and instructs said proxies to vote as follows:

     1.   ELECTION OF DIRECTORS:

     [ ] FOR each of the nominees for Class II director listed below (except as marked to the contrary below)


     [ ] WITHHOLD AUTHORITY to vote for the nominees for Class II director listed below



     John F. Malone and W. Michael West

     (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)



     2. TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY:

          [ ]  FOR                 [ ]  AGAINST           [ ]  ABSTAIN



     3. TO APPROVE THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A 1-FOR-4 REVERSE STOCK SPLIT OF THE COMPANY'S ISSUED AND OUTSTANDING SHARES OF COMMON STOCK:

           [ ]  FOR                 [ ]  AGAINST           [ ]  ABSTAIN


     4. TO APPROVE THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A 1-FOR-5 REVERSE STOCK SPLIT OF THE COMPANY'S ISSUED AND OUTSTANDING SHARES OF COMMON STOCK:

           [ ]  FOR                 [ ]  AGAINST           [ ]  ABSTAIN

     5. TO APPROVE THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A 1-FOR-6 REVERSE STOCK SPLIT OF THE COMPANY'S ISSUED AND OUTSTANDING SHARES OF COMMON STOCK:

            [ ]  FOR                 [ ]  AGAINST           [ ]  ABSTAIN


     6. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE TWO NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2, 3, 4 AND 5.


                         VINA TECHNOLOGIES, INC.
                         Annual Meeting of Stockholders __________ ___, 2002


                         Dated this ________ day of ________, 2002


                         --------------------------------------------------
                                      (Signature of Stockholder)


                         --------------------------------------------------
                                      (Signature of Stockholder)

                    Please sign exactly as your name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, each holder must sign.

Please Mark, Sign, Date and Mail This Proxy Card Promptly, Using the Enclosed Envelope.